NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 22, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 11, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the mandatory exchange of Signet Group plc (Old) which became automatically effective before the opening of business on September 11, 2008, each American Depositary Share (Each representing Ten Ordinary Shares) of Signet Group plc (Old) was converted into one half (1/2) of a Common Share of Signet Jewelers Limited (New). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 11, 2008. * The American Depositary Shares of Signet Group plc (Each representing Ten Ordinary Shares of Signet Group plc) were listed on November 16, 2004.